Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement of Brookfield Renewable Energy Partners L.P. on Amendment No. 6 to the Form 20-F of our report dated February 27, 2013 relating to the consolidated financial statements of Brookfield Renewable Energy Partners L.P., which comprise the consolidated statement of income (loss), consolidated statement of comprehensive income (loss), consolidated statement of changes in equity and consolidated statement of cash flows for the year ended December 31, 2010, appearing in this Registration Statement.

We also consent to the reference to us under the heading “Statement By Experts” in this Registration Statement.

/s/ Deloitte LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

May 16, 2013